Exhibit 99.1

NEWS RELEASE

	September 30,	September 30,
ViewCast Contact: Mike Galli Vice President of Marketing Tel: +1 (972) 488-7200 E-mail: mgalli@viewcast.com		Investor Contact: Matt Clawson Allen & Caron Tel: +1 (949) 474-4300 E-mail: matt@allencaron.com

ViewCast Promotes John Hammock to Chief Executive Officer

Hammock, Christina K. Hanger, and Lance E. Ouellette Named to Board of Directors

PLANO, Texas, December 15, 2011 – ViewCast Corporation (OTCBB: VCST), a developer of industry-leading solutions for the transformation, management and delivery of digital media over enterprise, broadband, and mobile networks, announced today that its Board of Directors has promoted John Hammock to President and Chief Executive Officer and named him to the Board of Directors, effective immediately. In connection with Hammock’s promotion to Chief Executive Officer, George Platt will relinquish his role as interim Executive Chairman, but will remain Chairman of the Board of Directors. The Company also announced that Christina K. Hanger and Lance E. Ouellette have been named to the Board of Directors, increasing the total number of board members to seven.

Hammock, who has more than 20 years of sales leadership and business development experience in the networking market and video streaming industry, joined ViewCast in 2010 as Vice President of Sales and has been serving as President and Chief Operating Officer since July 2011.

Hammock has assembled a new sales and marketing organization with Howard Barouxis as Vice President of Sales and Mike Galli as Vice President of Marketing. Under Hammock’s leadership, the sales and marketing team is leading ViewCast’s evolution into a more commercially-oriented Company focused on large national and international customers.

“During his time at ViewCast, John has proven his leadership abilities and created a more expansive sales and marketing strategy that we believe will propel us toward important revenue growth,” Platt said. “We feel confident in his expertise and look forward to a new era at ViewCast.”

A key part of ViewCast’s growth strategy will be looking beyond traditional broadcast markets to the large and rapidly expanding vertical markets such as telecoms and cable MSOs, noted Hammock.

“We of course will continue pursuing established customers in our traditional markets but the telecoms and MSOs have become a much more important part of our future,” Hammock said. “They are all exploring new ways to deliver video content to a variety of devices, including smartphones, iPad® digital devices and other wireless devices. We are currently engineering new features and enhancements to our existing Niagara® and Osprey® products that give them the functionality necessary for the new age of wireless, handheld portable devices. We believe ViewCast is positioned as never before to take advantage of the global demand for streaming video.”

Hanger, now a business consultant, combines strategic vision with strong operational experience. Previously as COO and CFO for venture capital-backed Worksoft, Inc., she led the company through a major growth initiative and brought it to profitability. As the former senior vice president of Americas Operations at Hewlett-Packard, Hanger led operations and IT supporting more than $30 billion in annual revenue in North and South America. Earlier, she directed worldwide supply chain operations at Compaq Computer. Hanger began her career at IBM in various engineering and manufacturing positions. She has a Bachelor of Science degree in mechanical engineering from Virginia Tech and an MBA from Wake Forest University.

Ouellette is Executive Vice President, Asset Management for H.T. Ardinger & Son Co., a privately-held import/wholesale and investment conglomerate, and manages a multimillion dollar portfolio of equity, bond and real estate holdings. In this role, Ouellette provides strategic management advice and oversight for investments and operations in pharmaceutical development, computer hardware and software development and sales, environmental technology and non-profits. He has a Bachelor of Arts degree in economics from Rollins College. He is the stepson of H.T. Ardinger, Jr., a principal stockholder of the Company.

Hammock is a former Vice President of Americas Sales for Kasenna Inc., a publicly traded provider of software to telecommunications, cable, enterprise and consumer electronics manufacturers. During his tenure, he delivered 12 consecutive quarters of sales growth. From 2004 to 2006, he was Senior Vice President of Worldwide Sales at Voxpath Networks where he was instrumental in developing major opportunities with Tier-1 and Tier-2 service providers. Hammock was Vice President of Major Accounts for Columbia, Maryland-based Corvis Corporation from 2000 to 2004 where he delivered 83 percent of their total revenue over four years. His efforts helped the company successfully launch a $1.6 billion IPO. Corvis later became Broadwing Corporation which was acquired by Level-3 Communications.

About ViewCast

ViewCast develops industry-leading hardware and software for the transformation, management and delivery of professional quality video over broadband, enterprise and mobile networks. ViewCast’s award-winning solutions simplify the complex workflows required for the Web-based streaming of news, sports, music, and other video content to computers and mobile devices, empowering broadcasters, businesses, and governments to easily and effectively reach and expand their audiences. With more than 400,000 video capture cards deployed globally, ViewCast sets the standard in the streaming media industry. ViewCast Niagara® streaming systems, Osprey® video capture cards and VMp™ video management systems provide the highly reliable technology required to deliver the multi-platform experiences driving today’s digital media market.

ViewCast (www.viewcast.com) is headquartered in Plano, Texas, USA, with sales and distribution channels located globally.

Safe Harbor Statement

Certain statements in this release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and reflect the Company’s current outlook. Such statements apply to future events and are therefore subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, changes in market and business conditions, demand for the Company’s products and services, technological change, the ability of the Company to develop and market new products, increased competition, the ability of the Company to obtain and enforce its patent and avoid infringing other parties’ patents, and changes in government regulations. All written and verbal forward-looking statements attributable to ViewCast and any person acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth herein. ViewCast does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statements are made. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements, please refer to the company’s reports on Form 10-K and 10-Q on file with the U.S. Securities and Exchange Commission.

ViewCast, SCX, Osprey, SimulStream, VMp and Niagara are trademarks or registered trademarks of ViewCast Corporation or its subsidiaries. All other products are trademarks or registered trademarks of their respective companies.